Exhibit 22

LIST OF GUARANTOR SUBSIDIARIES

Name	State or Country of Incorporation

Allen Edmonds, LLC	Wisconsin
BG Retail, LLC	Delaware
Sidney Rich Associates, Inc.	Missouri
Vionic Group LLC	Delaware
Vionic International LLC	Delaware